Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

Reed’s, Inc.

We consent to the incorporation by reference in the previously filed Registration Statements of Reed’s, Inc. on Form S-3 (Nos. 333- 212206, 333-218679, 333-220184, 333-223037, 333-229105, 333-172614, 333-164965), Form S-1 (No. 333-221059) and Form S-8 (Nos. 333-203469, 333-222741, 333-178623 and 333-235851) of our reports, dated March 18, 2020, relating to the financial statements, and effectiveness of Reed’s Inc.’s internal control over financial reporting (which report on internal control over financial reporting expresses an adverse opinion) appearing in this Form 10-K.

/s/ WEINBERG& COMPANY, P.A.

Los Angeles, California
March 18, 2020